EXHIBIT 15

Liberty Mutual Ownership of LFC

Liberty Mutual Insurance Company
Liberty Mutual Equity Corporation (MA)
LFC Holdings, Inc. (MA)
Liberty Corporate Holdings, Inc. (MA)
LFC Management Corporation (MA)
Liberty Financial Companies, Inc. (MA)
Liberty Financial Services, Inc. (MA)			Independent Holdings, Inc. (MA)	Liberty Newport Holdings, Ltd. (DE)	SteinRoe Services, Inc. (MA)		Crabbe Huson Group, Inc. (MA)
Liberty Funds Group LLC (DE)	Liberty Asset Management Company (DE)	Liberty Investment Services, Inc. (MA)	Independent Financial Marketing Group, Inc. (MA)	Newport Pacific Management, Inc. (CA)	Stein Roe & Farnham, Inc. (DE)	Keyport Life Insurance Company (RI)	Progress Investment Management Company (CA)
Colonial Management Associates, Inc. (MA)	Copley Venture Capital, Inc. (MA)	Liberty Securities Corporation (DE)	IFS Agencies, Inc. (NY)	Newport Fund Management, Inc. (VA)	SteinRoe Futures, Inc. (IL)	Keyport Benefit Life Insurance Company (NY)	Progress-Highcrest Advisors LLC (DE)
Liberty Funds Distributor, Inc. (MA)		Financial Centre Insurance Agency, Inc. (MA)	IFS Agencies of Alabama, Inc. (AL)	Liberty Financial Asset Management, Ltd. (Japan)	Stein Roe Management Associates, LLC (DE)	Independence Life and Annuity Company (RI)	Progress Highcrest Ventures, LLC (DE)
Alpha Trade, Inc. (MA)		LSC Insurance Agency of Arizona, Inc. (AZ)	IFS Agencies of New Mexico, Inc. (NM)	Newport Private Equity Asia, Inc. (CA)	Stein Roe Investment Counsel LLC (DE)	Liberty Advisory Services Corp. (MA)	WAM Acquisition G.P., Inc. (DE)
Colonial Advisory Services, Inc. (MA)		LSC Insurance Agency of Nevada, Inc. (NV)		Liberty New World China Enterprises Investments L.P. (CA)		Keyport Financial Services Corp. (MA)	Liberty Wanger Asset Management L.P. (DE)
Liberty Funds Services, Inc. (MA)				New World Liberty China Ventures Fund, Ltd. (BVI)